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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Kimberly-Clark Corporation of our Report dated January 25, 1994, except as to the subheading "Discontinued operation" in Note 2, which is as of December 20, 1994, appearing on page 17 of Scott Paper Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our Report on the Financial Statement Schedule, which appears on page 19 of the Form 10-K and to the reference to us under the heading "EXPERTS" in such Joint Proxy Statement/Prospectus.

                                            PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
November 8, 1995